June 30, 2008

Evergreen Fixed Income Trust
200 Berkeley Street
Boston, MA 02116

Ladies and Gentlemen:

We consent to the references to our firm under the caption “Federal Income Tax Consequences” in the Prospectus/Proxy Statement filed as part of the Registration Statement on Form N-14 to be filed by you with the Securities and Exchange Commission on or about June 30, 2008.

 Very truly yours,

 /s/ Ropes & Gray LLP

 Ropes & Gray LLP